THE SALOMON BROTHERS FUND
10f-3 REPORT
April 1, 1999 through June 30, 1999

		Trade					Purchase			% of
Issuer		Date	Selling Dealer			Amount
	Price		Issue

Lyondell	5/12/99	Donaldson, Lufkin & Jenrette	$1,425,000
	$19.00		0.21%

Goldman Sachs	5/3/99	Goldman Sachs			25,175,000
	53.00		0.79

Azurix		6/10/99	Merrill Lynch			9,397,400
	19.00		1.35

Wellpoint	6/29/99	Morgan Stanley			4,698,000	81.00
	0.64